UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

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       Date of Report (Date of earliest event reported): November 29, 1999



                                  CONSECO, INC.
             (Exact name of registrant as specified in its charter)



    Indiana                            1-9250                35-1468632
  ----------------                    -----------            -------------------
   (State or other                   (Commission             (I.R.S. Employer
   jurisdiction of                    File Number)           Identification No.)
    organization)

    11825 North Pennsylvania Street
         Carmel, Indiana                                       46032
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(Address of principal executive offices)                     (Zip Code)

                                 (317) 817-6100
                              --------------------
              (Registrant's telephone number, including area code)


                                 Not Applicable
                         -------------------------------
                         (Former name or former address,
                         if changed since last report.)



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ITEM 5.   OTHER EVENTS.


     On November 30, 1999, Conseco, Inc. ("Conseco") announced an agreement to sell to Thomas H. Lee Company $500.0 million (2.6 million shares) of Series F Common-Linked Convertible Preferred Stock (the "Series F Preferred Stock"). The Series F Preferred Stock will be convertible into Conseco common stock at a common equivalent rate of $19.25 per share. The Series F Preferred Stock will have a 4 percent dividend, of which an amount at least equal to the common dividend will be payable in cash, and the remainder payable in additional Series F shares. Net proceeds from the sale of the Series F Preferred Stock of approximately $478 million will be added to funds available for general corporate purposes.

     Conseco also plans to reduce the cash dividend on its common stock to a quarterly rate of 5 cents per share, beginning in April of 2000. As previously announced, Conseco will pay a quarterly cash dividend on January 3, 2000, of 15 cents per share, to holders of record on December 20, 1999.

     In addition, Conseco plans to manage the growth of its finance receivables. In connection with these steps, Conseco also plans to reduce its holding company leverage and the leverage in its finance segement over time.









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

ITEM 7(c).   EXHIBITS.



             4.1 Designations, Rights and Preferences of Series F Common-Linked Convertible Preferred Stock (included as Exhibit A-1 to the Securities Purchase Agreement)

           10.43 Securities Purchase Agreement dated as of November 29, 1999 between Conseco, Inc. and Thomas H. Lee Equity Fund IV, L.P.







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

                                    SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      CONSECO, INC.


DATE:  December 1, 1999
                                       By:  /s/ ROLLIN M. DICK
                                           ----------------------------------
                                           Name:  Rollin M. Dick
                                           Title: Executive Vice President
                                                  and Chief Financial Officer


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